EXHIBIT 15

PERSONAL AND CONFIDENTIAL

May 15, 1995

Dickstein Partners Inc.
9 West 57th Street
Suite 4630
New York, New York  10019
Attention:  Mr. Mark Dickstein

Calibre Capital Advisors, Inc.
66 East 80th Street
New York, New York  10021
Attention:  Mr. Howard Shapiro

Gentlemen:

In connection with your consideration of a possible transaction with Marietta Corporation (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to have been obtained in violation of another confidentiality agreement with or other obligation of secrecy to the Company or another party,
(ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents, advisors or institutional lenders, or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your advisors and institutional lenders;
provided, however, that (1) any of such information may be disclosed to your directors, officers and employees and

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representatives of your advisors and institutional lenders who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), (ii) any disclosure of such information may be made to which the Company consents in writing,
(iii) any disclosure of such information may be made if, in the good faith opinion of outside counsel to the party making such disclosure, such disclosure is required by legal process or by an order or other directive of a court or governmental body or agency requiring such disclosure, in which event you shall notify the Company in advance of such disclosure and cooperate with the Company's efforts to ensure the confidentiality of such information, and (iv) your prospective institutional lenders may disclose such information to auditors and bank regulatory authorities in the course of their review of the records of such lenders, but you agree to advise such lenders of the confidential nature of such information and request confidential treatment of such information.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an Issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such Issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, except as outside counsel may advise is required by law, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors


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shall have any liability to you or any of your representatives, advisors or institutional lenders resulting from the use of the Evaluation Material.

In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors or institutional lenders based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,


MARIETTA CORPORATION


        /s/
By:  ________________________________
     Goldman, Sachs & Co.
     on behalf of Marietta Corporation



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Confirmed and Agreed to:

DICKSTEIN PARTNERS INC.


      /s/
By___________________________________
    Vice President



CALIBRE CAPITAL ADVISORS, INC.

     /s/
By_____________________________________
    President


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